Exhibit 99.2

中国北京建国门外大街1号国贸写字楼2座12-14层100004

12-14th Floor, China World Office 2, No. 1 Jianguomenwai Avenue, Beijing 100004, China

电话 Tel: +86 10 6563 7181 传真 Fax: +86 10 6569 3838

电邮 Email: beijing@tongshang.com 网址 Web: www.tongshang.com

March 18, 2024

To:

China Natural Resources, Inc. (the “Company”)

Room 2205, 22/F

West Tower, Shun Tak Centre

168-200 Connaught Road Central

Sheung Wan, Hong Kong

PRC Legal Opinion

Dear Madams/Sirs,

This PRC legal opinion (the “Opinion”) on the laws of the People’s Republic of China (the “PRC” which, for the purposes of this Opinion, excludes the Hong Kong Special Administrative Region of the PRC, the Macau Special Administrative Region of the PRC and Taiwan) is presented by Commerce & Finance Law Offices (the “C&F”, us or we). We are qualified lawyers of the PRC and as such are qualified to issue legal opinions on the PRC laws, regulations or rules effective on the date hereof (the “PRC Laws”).

We are acting as the PRC legal counsel for the Company, a company incorporated with limited liability under the laws of the British Virgin Islands and listed on the Nasdaq Capital Market solely in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”) concerning registration of the resale by the Selling Shareholders of up to 1,190,297 of the Company’s common shares, no par value, issuable upon exercise of certain outstanding warrants (the “Warrants Shares Resale Registration”).

As used in this Opinion, (A) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (B) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws; (C) “PRC Subsidiaries” include Yangpu Shuanghu Industrial Development Co., Limited (洋浦双湖实业发展有限公司), Yunnan Feishang Mining Co., Limited (云南飞尚矿业有限公司), Bayannaoer City Feishang Mining Co., Limited (巴彦淖尔市飞尚矿业有限公司) and Shenzhen Feishang Management and Consulting Co., Limited (深圳市飞尚企业管理咨询有限公司); (D) “Overseas Listing Trial Measures” mean the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies promulgated by the CSRC on February 17, 2023, which became effective on March 31, 2023; and (E) “Prospectuses” mean the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement. The words used in this Opinion shall have the same meanings as those in the Registration Statement unless otherwise defined herein.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company and the PRC Subsidiaries, and such other documents, corporate records, certificates, Governmental Authorizations, written or oral confirmation issued by the Company and other instruments as we have deemed necessary or advisable for the purpose of rendering this Opinion, including, without limitation, originals or copies of the PRC Authorities and officers of the Company (the “Documents”).

In reviewing the Documents and for the purpose of this Opinion, we have assumed without independent investigation that (“Assumptions”):

i.	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

ii.	Each of the parties to the Documents, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them has full power and authority to enter into, execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

iii.	All factual statements contained in the Documents are truthful, accurate, complete and fair;

iv.	The Documents that were presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

v.	All information (including factual statements) provided to us by the Company and the PRC Subsidiaries in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company and the PRC Subsidiaries have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

vi.	All parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

vii.	All Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means;

viii.	All the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws;

ix.	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

x.	All requested Documents have been provided to us and all factual statements and written or oral confirmation made to us by the Company and the PRC Subsidiaries in connection with this Opinion are true, correct and complete in all aspects; and

xi.	This Opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

1.	Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1)	Based on our understanding of the current PRC Laws, the equity structure of the PRC Subsidiaries does not and will not violate applicable PRC Laws.

(2)	According to the Overseas Listing Trial Measures and supporting guidelines, PRC domestic companies that seek to offer and list securities in overseas markets, either directly or indirectly, are required to fulfill the filing procedure with the CSRC and report relevant information. Companies that had already been listed overseas as of March 31, 2023, are required to file with the CSRC within three business days after the completion of subsequent securities offerings in the same overseas market where its securities were previously offered and listed. As disclosed in the Registration Statement, the Prospectuses relates to the Warrants Shares Resale Registration and the Company neither is selling any Common Shares under the Prospectuses nor will receive any proceeds from the sale of Common Shares by the Selling Shareholders. We are of the opinion that solely for the purpose of this Warrants Shares Resale Registration, the Company is not required to perform the filing procedures with the CSRC prior to the exercise of the warrants.

(3)	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or formal reciprocal arrangements with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the British Virgin Islands.

(4)	We are of the opinion that, as of the date hereof, the discussions under the captions “PRC Taxation” in the Prospectuses are true and accurate based on the PRC Laws.

(5)	All statements set forth in the Registration Statement under the captions, “Business”, “Corporate History and Structure”, “Regulation”, “Enforceability of Civil Liabilities”, in each case insofar as such statements describe PRC laws and regulations, are true and accurate in all material aspects, and in light of the circumstances under which they were made, not misleading.

2.	Qualifications

This Opinion is subject to the following qualification:

i.	This Opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights, (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

ii.	This Opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iii.	This Opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

iv.	This Opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

This Opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the U.S. Securities and Exchange Commission on the date of this Opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Regulation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices